Exhibit 10.22a
AMENDMENT TO SELECTIVE INSURANCE GROUP, INC.
STOCK COMPENSATION PLAN
FOR NONEMPLOYEE DIRECTORS, AS AMENDED
The Selective Insurance Group, Inc. Stock Compensation Plan for Nonemployee Directors, as Amended (the “Plan”), is hereby amended as follows, effective, except as indicated, as of December 31, 2008:
1. The following text shall be added at the end of Section VII(c):
The Company shall pay the Participant all interest credited to the Participant’s account with respect to deferred Compensation paid in cash at the same time and in the same form as the underlying deferred cash Compensation.
2. The following new paragraph (h) shall be added to the end of Section VII:
(h) Section 409A. Notwithstanding anything in this Plan to the contrary, effective as of December 31, 2008, this Section VII(h) shall apply to all Compensation deferred pursuant to Section VII that constitutes “deferred compensation” within the meaning of and subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and that remains deferred after December 31, 2008 (“409A Deferred Compensation”).
(i) Separation from Service. If a Participant has elected to defer a portion of his 409A Deferred Compensation account until termination of his services as a director, such portion shall not be payable to him within 60 days of such termination of services as a director, but instead shall be payable to him within 60 days of his “separation from service,” as such term is defined in Section 409A(a)(2)(A)(i) of the Code and regulations of the Treasury thereunder, from the Company (“Separation from Service”).
(ii) Age 70. If a Participant has elected to defer a portion of his 409A Deferred Compensation until his attainment of age 70, such portion shall be payable to him upon his attainment of age 70, and not within 60 days of his attainment of age 70.
(iii) Change of Control. Notwithstanding anything in Section VII(a) to the contrary, in the event of a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A(2)(v) of the Code and regulations of the Treasury thereunder (a “Section 409A Change in Control”), notwithstanding a Participant’s deferral election hereunder, if the Participant incurs a Separation from Service within two (2) years after the Section 409A Change in Control, then all such Participant’s 409A Deferred Compensation shall be paid to the Participant on the first day of the month following such Participant’s Separation from Service.

(iv) Death. Notwithstanding a Participant’s deferral election or any provision of this Plan to the contrary, upon the Participant’s death, all such Participant’s 409A Deferred Compensation shall be paid to his designated beneficiary or estate, as applicable, on the ninetieth (90th) day following his death.
(v) Further Deferral of 409A Deferred Compensation. A Participant may further defer the time of payment or the time of an installment payment of 409A Deferred Compensation by written notice to the Company, provided that (A) the notice is received not later than one (1) year prior to the date the payment is scheduled to be made, (B) the notice must defer the time that payment is made for at least five (5) years from the originally scheduled payment date, and (C) the change may not take effect until at least twelve (12) months after the date on which the election is made.
(vi) Changes During Section 409A Transition Period. Effective as of November 21, 2008, notwithstanding anything in the Plan to the contrary, pursuant to transition relief promulgated under Section 409A of the Code, including Internal Revenue Service Notices 2005-1, 2006-79 and 2007-86, at any time prior to January 1, 2009, if and to the extent permitted by the Administrator, a Participant may change the time and/or form of payment of 409A Deferred Compensation to one of the payment options and forms specified in Section VII(a) and (d) by filing with the Administrator an election change in such form as may be prescribed by the Administrator; provided, however, that such election may only apply to amounts that would not otherwise be payable in 2008, and may not cause an amount to be paid in 2008 that would not otherwise be payable in that year.
3. Except as set forth in this Amendment, the Plan shall remain in full force and effect.